Exhibit 99.1

Press Release

David's Bridal and CION Investment Corporation Complete Successful Transaction and Announce

Plans for Go-Forward Industry Leading Bridal Company

David’s Bridal Brand to Continue as the Nation’s Foremost Bridal and Special Occasion Authority

Go-Forward Company Consists of Up to 195 Physical Stores and Industry-Leading Digital Commerce Platform

CONSHOHOCKEN, Pa., July 24, 2023 -- David's Bridal, LLC ("the Company"), the nation's leading bridal and special occasion authority, today announced that it has successfully closed its transaction with CION Investment Corporation (NYSE: CION) (“CION”), a leading publicly listed business development company, for the sale of substantially all of the Company’s assets (the “CION Transaction”).

Through the CION Transaction, David’s Bridal will continue operations at up to 195 stores, preserving 7,000 jobs across the U.S. CION has invested $20 million into the new business to fund future growth and has assumed certain bankruptcy-related liabilities. Additionally, Bank of America will continue to provide financing to enhance the business’ financial flexibility through a $50 million revolving credit facility and a $20 million term loan facility.

"Today's announcement marks the beginning of David's next era, and with CION's partnership fully solidified, we are excited to continue to serve brides and customers well into the future,” said Jim Marcum, Chief Executive Officer of David’s Bridal. “We believe that the results of our competitive sale process represent the best outcome for our stakeholders, as it provides us with the time and resources to drive forward in implementing our strategic vision. I would like to thank our valued employees, who we call Dream Makers, for their extraordinary devotion to creating magical moments for our customers. In our 70-year history, we have dressed more than 70 million customers for the best and most memorable moments of their lives, and we expect to be dressing millions more for decades to come.”

“We believe this transaction to substantially reduce the company’s debt burden and store portfolio will enhance the company’s ability to benefit from the expected post-COVID rebound in wedding activity and position the company for future success,” said Gregg Bresner, CION’s President and Chief Investment Officer. Mark Gatto, CION’s Co-Chief Executive Officer added, “Our long experience with the operations and management of David’s Bridal and our position as a secured lender enabled us to facilitate a consensual bankruptcy exit transaction that we believe provides strong value to the company’s employees, vendors, landlords, business partners and customers as well as to our shareholders.”

Advisors

Kirkland & Ellis LLP and Cole Schotz P.C. are serving as legal counsel, Houlihan Lokey Capital, Inc. is serving as investment banker, BRG is serving as financial and restructuring advisor, Osler, Hoskin & Harcourt LLP is serving as Canadian legal counsel, C Street Advisory Group is serving as strategy and communications advisor, and Omni Agent Solutions is serving as claims and noticing agent to David’s Bridal.

About David's Bridal

With 70 years of experience dressing guests for all of life’s special occasions, David’s Bridal is built on the ethos of making dreams happen.  We believe everyone deserves to have the dress of their dreams regardless of style, preference, shape, size, or budget. As Dream Makers, we are kind, enthusiastic, and bold.  We live to serve her, and it is our mission to help anyone, and everyone find the look that will allow them to be the best, most genuine version of themselves on their wedding day or any special occasion. David’s Bridal is dedicated to innovating solutions which serve her including Pearl by David’s, which includes a wedding website, a universal wedding registry, a robust wedding checklist, and a new vendor marketplace which beautifully pairs brides to their perfect vendor partners. David’s also launched the industry’s only loyalty program Bridal Diamond Loyalty Program. This program, with over 2 million members, provides perks and deals from partners like The Black Tux, Shutterfly, Mally Beauty, Little Tuxedos, Diamond Nexus, and much more, plus provides brides an opportunity to win a free honeymoon.  With more than 190 stores located across the US, Canada, and franchise locations in Mexico, we offer the convenience of one-stop shopping for every magical event in her life including weddings, Quinceañera, graduations, prom, communions, or simply making the world her runway and beyond. David’s recently launched #frontlinefierce Philanthropy Program dedicated to amplifying the heroism, fearlessness, and bravery of those who serve others in their community. To learn more about David’s Bridal, visit www.DavidsBridal.com, download the Planning App, and connect on social media through Instagram, YouTube, Pinterest, Facebook, Twitter, TikTok, and LinkedIn.

About CION Investment Corporation

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in assets as of March 31, 2023. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

Contacts

C Street Advisory Group

davidsbridal@thecstreet.com